Exhibit (d)(2)
FIRST AMENDMENT TO WARRANT AGREEMENT
This First Amendment to Warrant Agreement (this “Amendment”) is made as of March 3, 2025 between Occidental Petroleum Corporation, a Delaware corporation (the “Company”), and Equiniti Trust Company, LLC (as successor-in-interest to Equiniti Trust Company), as Warrant Agent (the “Warrant Agent”), and amends that certain Warrant Agreement, dated as of July 24, 2020, by and between the Company and the Warrant Agent (the “Warrant Agreement”). All capitalized terms used but not defined in this Amendment shall have the meanings provided in the Warrant Agreement.
WHEREAS, pursuant to the Warrant Agreement, each Warrant entitles the Holder thereof, subject to adjustment pursuant to the terms of the Warrant Agreement, to purchase from the Company one share of Common Stock at the Exercise Price, which, as of the date hereof and prior to giving effect to this Amendment, is $22.00 per share.
WHEREAS, Section 4.01(f) of the Warrant Agreement provides that the Company may make such decreases in the Exercise Price as the Board of Directors considers to be advisable for any reason.
WHEREAS, Section 7.03 of the Warrant Agreement provides that the Warrant Agreement may be amended without the consent of any Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein or for the purpose of adding or changing any other provisions including, but not limited to, additions or changes with respect to matters or questions arising under the Warrant Agreement; provided, however, that such amendment shall not adversely affect the rights of any of the Holders in any material respect.
WHEREAS, in accordance with Section 7.03, the parties desire to amend certain provisions of the Warrant Agreement that do not adversely affect the rights of any of the Holders in any material respect, including to amend the terms of the Warrants to temporarily permit each Warrant to be exercised at a price of $21.30 upon the terms and subject to the conditions set forth in the Offer to Exercise Warrants to Purchase Common Stock of Occidental Petroleum Corporation, dated March 3, 2025 filed with the U.S. Securities and Exchange Commission as Exhibit (a)(1)(B) to the Company’s Schedule TO on or about the date of this Amendment (the “Offer to Exercise”).
WHEREAS, pursuant to the terms and conditions set forth in the Offer to Exercise, the exercise price will only be temporarily reduced for Holders exercising Warrants pursuant to the Offer to Exercise during the period that begins on March 3, 2025 and ends at 5:00 p.m. (Eastern Time) on March 31, 2025, as the same may be extended by the Company in its sole discretion (such period, as the same may be extended, the “Offer Period”).
WHEREAS, during the Offer Period, Holders will have the opportunity to exercise their Warrants at the temporarily reduced exercise price in accordance with the terms and conditions set forth in the Offer to Exercise, which includes the withdrawal rights specified therein.
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
AMENDMENTS TO THE WARRANT AGREEMENT
Section 1.01. Temporary Amendment of Exercise Price. Section 3.01 of the Warrant Agreement is hereby amended by adding the following text at the end of such Section:
Notwithstanding the preceding sentence, the Exercise Price for any Warrant exercised pursuant to the terms and conditions set forth in the Offer to Exercise (as defined below) shall be $21.30 from the date of this Amendment until the expiration date of the Offer to Exercise Warrants to Purchase Common Stock of Occidental Petroleum Corporation (such period, as the same may be extended by the Company, the “Offer Period”), dated March 3, 2025 filed with the U.S. Securities and Exchange Commission as Exhibit (a)(1)(B) to the Company’s Schedule TO on or about the date of this Amendment (the “Offer to Exercise”), which expiration is initially set as 5:00 p.m. Eastern Time on March 31, 2025 (as such date and time may be extended by the Company in its sole discretion, the “Expiration Time”).

Section 1.02. Manner of Exercise. Section 3.04 of the Warrant Agreement is hereby amended by adding the following text at the end of such Section:
(e) Notwithstanding the foregoing clauses (a) through (d) of this Section 3.04, during the Offer Period, any Warrants exercised at the temporarily reduced Exercise Price of $21.30 must be exercised in accordance with the procedures, terms and conditions set forth in the Offer to Exercise.
Section 1.03. Issuance of Warrant Shares. Section 3.05 of the Warrant Agreement is hereby amended by adding the following text at the end of such section:
Notwithstanding the foregoing, for any Warrants exercised during the Offer Period, the Warrant Shares to which a Holder is entitled, shall be delivered following the Expiration Time in accordance with the procedures, terms and conditions set forth in the Offer to Exercise.
ARTICLE 2
MISCELLANEOUS
Section 2.01. Effect of this Amendment. The Warrant Agreement shall be modified in accordance with this Amendment, and this Amendment shall form part of the Warrant Agreement for all purposes; and every Holder shall be bound hereby. The Warrant Agreement, as amended by this Amendment, is in all respects hereby adopted, ratified and confirmed.
Section 2.02. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.
Section 2.03. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. Federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, including www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
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IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year first above written.

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Jaime Casas
	Name:	Jaime Casas
	Title:	Vice President and Treasurer

EQUINITI TRUST COMPANY, LLC, as Warrant Agent

By:	/s/ Martin J. Knapp
Name: Martin J. Knapp
Title: SVP, Relationship Manager